UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 31, 2022
EHEALTH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2625 AUGUSTINE DRIVE, SECOND FLOOR
SANTA CLARA, CA 95054
(Address of principal executive offices)    (Zip Code)

(650) 584-2700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EHTH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2022, eHealth, Inc. (the “Company”) appointed John Dolan as chief accounting officer and principal accounting officer of the Company, effective May 31, 2022. Mr. Dolan assumes responsibility as principal accounting officer from Christine Janofsky, who will continue her role as the Company’s chief financial officer and principal financial officer.

Mr. Dolan, 54, previously served as deputy controller of The Bank of New York Mellon Corporation, a global investments company, from March 2017 to May 2022. Mr. Dolan also held various senior positions at American Express Company from 2004 to 2017, including most recently as vice president, Americas and global accounting policies controller. Mr. Dolan is a certified public accountant and holds a B.S in accounting from Manhattan College.

In connection with the appointment of Mr. Dolan as chief accounting officer and principal accounting officer, the Company entered into an offer letter (the “Offer Letter”) and a severance agreement (the “Severance Agreement”) with Mr. Dolan. Pursuant to the Offer Letter, Mr. Dolan's initial annual base salary is $325,000 and he is eligible to participate in the Company's executive bonus program at a target discretionary incentive bonus equal to 50% of his annual base salary; provided, however, that Mr. Dolan’s target bonus for 2022 shall be prorated to his start date of employment. Mr. Dolan will be eligible to receive a one-time sign-on bonus in the amount of $75,000, less applicable taxes and withholdings, on the first regularly scheduled payday after 30 days of employment. In order to earn the sign-on bonus, Mr. Dolan must be employed with the Company on the one-year anniversary after the sign-on bonus advanced payment date. In the event Mr. Dolan's employment terminates for "cause" or if he resigns his employment prior to completing one year of service, Mr. Dolan must repay the amount advanced to the Company pursuant to the terms of a Sign On and Retention Bonus Repayment Agreement.

The Offer Letter provides for the grant, subject to the approval of the compensation committee of the Board, of a time-based restricted stock unit award in the approximate value of $700,000, which award will be subject to vesting over four years, subject to potential acceleration upon certain terminations of employment.

The Company also entered into a Severance Agreement with Mr. Dolan. Pursuant to the Severance Agreement, if Mr. Dolan is terminated by the Company “without cause” (as such terms are defined in the Severance Agreement), Mr. Dolan will be entitled to receive the following severance payment and benefits: (i) continued payment (less applicable withholding taxes) of his base salary as in effect immediately prior to the termination of his employment with the Company, for a period of six months following termination of his employment with the Company; and (ii) company-paid group health, dental and vision benefits for Mr. Dolan and his covered dependents for up to six months. In addition, if Mr. Dolan is terminated by the Company “without cause” during the 12-month period following a change of control (as such term is defined in the Severance Agreement), then Mr. Dolan will also be entitled to receive the following severance payment and benefits: (i) a cash payment (less applicable withholding taxes) in an amount equal to 50% of his then-current target annual cash bonus; and (ii) 100% vesting of any outstanding and unvested time-based equity awards granted to Mr. Dolan.

There are no family relationships between Mr. Dolan and any director or executive officer of the Company that require disclosure under Item 401(d) of Regulation S-K. Other than the Offer Letter and the Severance Agreement, there are no transactions between Mr. Dolan or any member of his immediate family, on the one hand, and the Company or any of its subsidiaries, on the other hand, that require disclosure under Item 404(a) of Regulation S-K. Furthermore, there are no arrangements or understandings between Mr. Dolan and any other persons pursuant to which Mr. Dolan was selected as the chief accounting officer and principal accounting officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eHealth, Inc.
Date:	June 2, 2022	/s/ Christine Janofsky
Christine Janofsky SVP, Chief Financial Officer (Principal Financial Officer)